EXHIBIT (d)-(3)

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT dated as of February 23, 2018 (this “Agreement”) between Tiger Global Mauritius Fund, a Mauritius company limited by shares (the “Seller”), and BPEA Teamsport Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser”).

WHEREAS, the Seller is the owner of 5,264,080 American Depositary Shares (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) (the “Securities”) of eHi Car Services Limited, a Cayman Islands company (the “Company”), each of which represents two (2) Class A Common Shares, par value US$0.001 per share, of the Company (the “Class A Common Shares”);

WHEREAS, the Purchaser seeks to purchase from the Seller, and the Seller seeks to sell to the Purchaser, all of the Seller’s right, title and interest in and pertaining to the Securities in accordance with the terms of and subject to the conditions set forth in this Agreement; and

WHEREAS, the Purchaser is participating in that certain consortium (the “Consortium”) including Mr. Ray RuiPing Zhang, the Chairman and Chief Executive Officer of the Company, and other potential investors, in connection with the proposed acquisition of the Company in a “going-private” transaction (the “Proposed Transaction”) for US$13.35 in cash per American Depository Share of the Company (each representing two Class A Common Shares), as disclosed in Exhibit 99.1 to the Company’s Form 6-K furnished with the United States Securities and Exchange Commission (the “SEC”) on January 2, 2018.

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE 1

PURCHASE AND SALE OF THE PURCHASED SECURITIES

Section 1.1    Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller shall sell, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Securities and any and all of the Seller’s right, interest and title therein (including all dividends, distributions and other benefits incident to the ownership thereof), free and clear of all Claims (as defined below), for a purchase price per Security of US$12.00 (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) (the “Initial Price Per Security” and as adjusted pursuant to Section 1.3, the “Adjusted Price Per Security”) for an aggregate initial purchase price of US$63,168,960 (the “Initial Aggregate Purchase Price” and as adjusted pursuant to Section 1.3, the “Aggregate Purchase Price”).

Section 1.2    Signing Deposit. On or prior to the date that is the third (3rd) Business Day following the date of the due execution and delivery of this Agreement, the Purchaser will deposit US$6,316,896 (the “Signing Deposit” and the Aggregate Purchase Price less the Signing Deposit, the “Balance Purchase Price”) by wire transfer of immediately available funds into the account designed by the Seller in accordance with the wire instructions set forth on the Seller’s signature page hereto. For purposes of this Agreement, the term “Business Day” shall mean any day on which banks are not required or authorized to close in (A) the Hong Kong Special Administrative Region of the People’s Republic of China, (B) the Cayman Islands or (C) New York, New York, United States of America.

Section 1.3    Price Adjustment. In the event the Closing occurs: (i) prior to May 23, 2018, (x) the Initial Price Per Security with respect to 4,737,672 Securities (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) shall increase by a rate of 20% per annum computed on the basis of a 360-day year of twelve 30-day months on each day following the date hereof through and including the Closing Date and (y) the Initial Aggregate Purchase Price shall increase accordingly to equal the sum of (A) the product obtained by multiplying (I) the Adjusted Price Per Security as determined pursuant to the foregoing clause (i)(x) and (II) 4,737,672 (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof), plus (B) the product obtained by multiplying (I) the Initial Price per Security and (II) 526,408 (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof); or (ii) on or after May 23, 2018, (x) the Initial Price Per Security with respect to 5,264,080 Securities (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) shall increase to US$12.80 (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof) and (y) the Initial Aggregate Purchase Price shall increase accordingly to equal the product obtained by multiplying (A) the Adjusted Price Per Security as determined pursuant to the foregoing clause (ii)(x) and (B) 5,264,080 (subject to adjustment for stock splits, recapitalizations and stock dividends occurring after the date hereof).

Section 1.4    The Closing.

(a)    The closing (the “Closing”) of the sale of the Securities by the Seller to the Purchaser shall occur on or prior to May 30, 2018, as notified in writing by the Purchaser to the Seller at least three (3) Business Days in advance (the date on which the Closing occurs, the “Closing Date”).

(b)    At the Closing:

(i)    the Seller shall deliver, or cause to be delivered, to the Purchaser:

(1)    evidence of the credit of the Securities to the Purchaser’s account in accordance with the Deposit/Withdrawal At Custodian instructions provided by the Purchaser to the Seller in writing prior to the Closing;

(2)    a certificate duly executed by an authorized signatory of the Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 4.2 have been satisfied; and

(3)    all such other documents and instruments, if any, that are mutually determined by the Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement; and

(ii)    the Purchaser shall deliver, or cause to be delivered, to the Seller:

(1)    subject to Section 6.16, a wire transfer of immediately available funds into the account designated by the Seller in accordance with the wire instructions set forth on the Seller’s signature page hereto in an amount equal to the Aggregate Purchase Price minus the Signing Deposit;

(2)    a certificate duly executed by an authorized signatory of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1 have been satisfied; and

(3)    all such other documents and instruments, if any, that are mutually determined by the Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement

(c)    Unless otherwise agreed in writing by the Seller and the Purchaser, all actions at the Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Closing have been made.

ARTICLE 2

SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as set forth below.

Section 2.1    Title to Securities. The Seller has valid title to the Securities free and clear of all Claims. The Seller is the record and beneficial owner of the Securities to be sold by it pursuant to this Agreement and owns such Securities free from all taxes, liens, claims, encumbrances, charges, security interests, pledges, escrows, lock-up arrangements and other encumbrances of any kind, including, but not limited to, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and any adverse claim as to title, possession or use (except for (i) restrictions or limitations on transfer imposed by applicable federal or state securities laws and (ii) pledges or security interests that the Seller may have created in favor of a broker that will be terminated on or prior to the Closing) (“Claims”). Delivery to the Purchaser of the Securities purchased by the Purchaser will at the Closing (i) pass good and marketable title to the Securities to the Purchaser, free and clear of all Claims, and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Securities.

Section 2.2    Purchaser Information. The Purchaser, the other members of the Consortium and its and their respective affiliates may receive or may have received, may have access to, and may be in possession of, material, non-public, confidential information concerning the Securities, the Class A Common Shares, the Company, and the Company’s and/or its affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects (“Purchaser Information”) that has not been disclosed to the Seller. The Seller understands, based on its experience, the disadvantage to which the Seller is subject due to the disparity of information between the Seller and the Purchaser. Notwithstanding such disparity, the Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby, and the Seller acknowledges that Purchaser Information may be indicative of a value of the Securities that is substantially different from the Aggregate Purchase Price to be paid by the Purchaser to the Seller under this Agreement. The Seller, on behalf of itself and its affiliates, principals, shareholders, members, partners, employees, agents and representatives, expressly and irrevocably waives and releases (a) the Purchaser, its affiliates and its and their respective principals, shareholders, members, partners, employees, agents and representatives, and (b) each other member of the Consortium, its affiliates and its and their respective principals, shareholders, members, partners, employees, agents and representatives (the persons and entities contemplated by clauses (a) and (b), collectively, the “Purchaser Related Parties”) from any and all claims and liabilities arising from the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, the Purchaser Information, and the Seller agrees to make no claim against any Purchaser Related Party in respect of the transactions contemplated hereby relating to the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, such Purchaser Information. Nothing in this Section 2.2 affects the obligations of the Seller under Section 5.3.

ARTICLE 3

MUTUAL REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to the other party hereto as of the date hereof and as of the Closing Date as set forth below.

Section 3.1    Valid Existence. Such party is an entity duly organized or formed, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization or formation.

Section 3.2    Authority. Such party has all requisite power and authority to execute, deliver and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such party, and this Agreement (assuming the due execution and delivery thereof by the other party hereto) constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 3.3    Noncontravention. The execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby do not and will not (a) result in a violation of the organizational documents of such party, (b) whether with or without notice or the lapse of time or both, conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Claim upon the Securities or any property or assets of such party pursuant to, any agreement, indenture or instrument to which such party is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such party, except in the case of clause (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

Section 3.4    Consents. No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required on the part of such party in connection with the execution, delivery and performance by such party of this Agreement or the consummation by such party of the transactions contemplated hereby, other than any filings as may be required by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.5    Absence of Litigation. As of the date hereof, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of such party, threatened against or affecting such party that would reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

Section 3.6    No Brokers. Such party has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated thereby, except for any brokerage commissions, finder’s fees or similar payments that will be paid by such party.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1    Conditions to the Obligations of the Seller. The obligations of the Seller under Section 1.3 are subject to the following conditions:

(a)    (i) other than the Purchaser’s representations and warranties set forth in Sections 3.1 and 3.2, the representations and warranties of the Purchaser contained in Article 3 (without giving effect to any qualification as to “material adverse effect”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder, and (ii) the representations and warranties of the Purchaser set forth in Sections 3.1 and 3.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date; and

(b)    the Purchaser shall have performed all of its obligations contained in this Agreement (to be performed on or prior to the Closing Date) in all material respects.

Section 4.2    Conditions to the Obligations of the Purchaser. The obligations of the Purchaser under Section 1.3 are subject to the following conditions:

(a)    (i) other than the Seller’s representations and warranties set forth in Sections 3.1 and 3.2, the representations and warranties of the Seller contained in Article 3 (without giving effect to any qualification as to “material adverse effect”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder, and (ii) the representations and warranties of the Seller set forth in Article 2 and Sections 3.1 and 3.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date; and

(b)    the Seller shall have performed all of its obligations contained in this Agreement (to be performed on or prior to the Closing Date) in all material respects.

ARTICLE 5

COVENANTS

Section 5.1    Notification. Each party hereto shall notify the other party hereto as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such party’s attention that any of such party’s representations or warranties set out in this Agreement has ceased to be true and correct in any material respect or there has been any breach by such party of any of its covenants or agreements contained in this Agreement or any failure by such party to comply with any of its obligations contained in this Agreement.

Section 5.2    Restrictions on Transfer. After the date hereof and until the Closing, the Seller will continue to hold the Securities. The Seller agrees that it shall not, and shall not permit its directors, officers, employees or representatives, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, solicit, initiate, participate in negotiations with respect to, encourage or assist the submission of any proposal, negotiation or offer from any person, other than the Purchaser and its representatives, relating to the direct or indirect sale or any other form of disposition of the Securities. The Seller hereby agrees that, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, it shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, operation of law or otherwise) (collectively, “Transfer”) or otherwise create, or permit the creation of, any Claim upon the Securities, in each case, either voluntarily or involuntarily, or enter into any agreement, arrangement or understanding with respect to the Transfer of any Securities or any interest therein or (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, other than as contemplated by Section 5.3.

Section 5.3    Voting in Favor of the Proposed Transaction. In the event that (a) the Company enters into a definitive agreement with the Consortium (or any affiliates thereof) with respect to the Proposed Transaction, (b) the Proposed Transaction is submitted for the authorization and approval by the Company’s shareholders at an extraordinary general meeting and (c) the Closing has occurred and the Seller, for any reason, is entitled to vote or give voting instructions with respect to the Securities at such extraordinary general meeting, the Seller hereby grants to the Purchaser an irrevocable proxy coupled with an interest in all the Securities to vote and/or give a voting instruction with respect to the Securities at each annual or extraordinary general meeting of the Company’s shareholders in any manner deemed appropriate by the Purchaser. The Seller hereby revokes all other proxies and powers of attorney with respect to the voting rights with respect to the Securities that the Seller may have appointed or granted that may conflict with the provisions of this Agreement, and the Seller shall not grant any proxy or power of attorney or enter into any other voting agreement with respect to the Securities that conflicts with the provisions of this Agreement.

Section 5.4    Disclosure.

(a)    The parties hereto agree to cooperate with one another and provide all information reasonably necessary to satisfy the applicable disclosure requirements under Rule 13e-3 under the Exchange Act (“Rule 13e-3”) and Section 13(d) of the Exchange Act. Each party hereto may disclose the terms of this Agreement as required by the rules of a U.S. or foreign securities exchange, or in any filings with the SEC as required by the Securities Act or the Exchange Act, including in connection with the submissions contemplated under Rule 13e-3, any Schedule 13D of the Purchaser relating to securities of the Company (or any amendment thereto) and in any amendment to the Schedule 13D of the Seller relating to securities of the Company.

(b)    Without limiting the generality of Section 5.4(a), as soon as reasonably practicable following the date hereof, but in any event before the end of the tenth (10th) Business Day immediately following the date hereof, the Purchaser shall prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 in respect of the transactions contemplated hereby (such Schedule 13E-3, as amended or supplemented from time to time, being referred to herein as the “Schedule 13E-3”). The Purchaser shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 13E-3.

ARTICLE 6

MISCELLANEOUS PROVISIONS

Section 6.1    Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in any number of counterparts, which together shall constitute one and the same agreement.

Section 6.2    Severability. In the event that any provision of this Agreement is found to be void or invalid, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full effect as if the void or invalid provision had not been included herein so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 6.3    Successors and Assigns; No Third Party Beneficiaries. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party, except that the Purchaser may transfer or assign its right to purchase the Securities at the Closing to one or more of its affiliates prior to the Closing or designate an affiliate of the Purchaser to purchase the Securities at the Closing; provided that no such assignment or transfer shall relieve the Purchaser of its obligations hereunder. Any purported assignment, delegation or transfer not permitted by this Section 6.3 is null and void. Subject to the foregoing, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and permitted assigns of the parties. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 6.4    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction). The courts of the State of New York and the federal courts of the United States of America located in the County of New York in the State of New York shall have exclusive jurisdiction to resolve any and all disputes that may arise under this Agreement and each party hereto consents to personal jurisdiction of any action brought in such courts with respect to any such dispute arising under this Agreement. Each of the parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of any such action.

Section 6.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREOFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6    Specific Performance. Each party hereto acknowledges and agrees that the other party hereto would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each party hereto shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement.

Section 6.7    Amendments; Waivers. Any amendments or modifications hereto must be executed in writing by all parties hereto making specific reference to this Agreement. Any provision hereof may be waived only by a written instrument making specific reference to this Agreement executed by the party hereto against whom enforcement of such waiver is sought. The waiver by any party hereto of a breach any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provide by law.

Section 6.8    Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 6.9    Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 6.10    Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the Purchaser and the Seller, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Purchaser nor the Seller makes any representation, warranty, covenant or undertaking with respect to such matters.

Section 6.11    Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by electronic mail; or (c) one business day after deposit with an international overnight courier service, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be as set forth on such party’s signature page attached hereto, or to such other address and/or e-mail address and/or to the attention of such other party as the recipient party has specified by written notice given to each other party two (2) business days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s e-mail containing the time and date of such transmission or (C) provided by an international overnight courier service shall be rebuttable evidence of personal service, receipt by e-mail or receipt from an international overnight courier service in accordance with clause (b) or (c) above, respectively.

Section 6.12    Survival. Unless this Agreement is terminated by mutual consent of the Seller and the Purchaser, the representations and warranties of the Seller and the Purchaser contained in Articles II and III shall survive the Closing Date and the delivery, in whole or in part, of the Securities.

Section 6.13    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Purchaser and the Seller;

(b)    by the Purchaser, in the event of a material breach of any provision of this Agreement by the Seller (if such breach has not been cured within ten (10) days following receipt by the Seller of written notice of such breach); provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.13(b) if the Purchaser is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(c)    by the Seller, in the event of a material breach of any provision of this Agreement by the Purchaser (if such breach has not been cured within ten (10)) days following receipt by the Purchaser of written notice of such breach); provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 6.13(c) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(d)    notwithstanding clauses (b) and (c) of this Section 6.13, by any party hereto by written notice thereof to the other party hereto, in the event the Closing has not occurred on or before May 30, 2018.

Section 6.14    Effect of Termination.

(a)    Upon the termination of this Agreement pursuant to Section 6.13, all further obligations of the parties hereto under this Agreement (other than this Article 6, which shall survive the termination of this Agreement) shall terminate without liability of any party to the other party hereto, except that no such termination shall relieve any party hereto from liability for any fraud or willful and intentional breach of this Agreement.

(b)    Promptly (and in any event within five (5) Business Days) following the termination of this Agreement pursuant to Section 6.13(b), the Seller shall return the Signing Deposit to the Purchaser by wire transfer of immediately available funds into an account designated in writing by the Purchaser. For the avoidance of doubt, the Signing Deposit shall be nonrefundable in the event this Agreement is terminated pursuant to Section 6.13(a), Section 6.13(c) or Section 6.13(d).

(c)    Notwithstanding anything to the contrary in this Agreement, subject only to the right of the Seller to seek specific performance pursuant to Section 6.6 if the Purchaser has delivered a Closing notice pursuant to Section 1.4(a) but fails to close on the date specified in such notice, (i) the sole remedy of the Seller against the Purchaser for any breach of this Agreement (whether willfully, intentionally, unintentionally or otherwise) by the Purchaser shall be the Seller’s right to terminate this Agreement in accordance with Section 6.13 and retain the Signing Deposit and (ii) the maximum aggregate liability of the Purchaser for any breach of this Agreement (whether willfully, intentionally, unintentionally or otherwise) shall not exceed the Signing Deposit.

Section 6.15    Time. Time is of the essence in the performance of the transactions contemplated by this Agreement. For the avoidance of doubt, a failure to perform by the time specified, including, without limitation, the Seller’s failure to timely file the Schedule 13E-3 with the SEC and timely respond to SEC comments with respect thereto in accordance with Section 5.4(b), will be a material breach of this Agreement.

Section 6.16    Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 6.17    No Duplicate Payments. Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller be entitled to receive both the Balance Purchase Price hereunder and the full consideration payable in respect of the Securities in connection with the Proposed Transaction.

Section 6.18    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

SELLER:

TIGER GLOBAL MAURITIUS FUND

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	Director

Contact Information for Notices:

Twenty Seven, Cybercity
Ebene, Mauritius
Attention: Moussa Taujoo
Email:	mtaujoo@tigerglobal.com and sboyd@tigerglobal.com

Wire Instructions:

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

PURCHASER:

BPEA TEAMSPORT LIMITED

By:	/s/ Kirti Ram Hariharan
Name:	Kirti Ram Hariharan
Title:	Director

Contact Information for Notices:

c/o Baring Private Equity Asia 50 Collyer Quay, #11-03/04 OUE Bayfront
Singapore 049321
Attention: Gideon Goh

E-mail:	GideonGoh@bpeasia.com
LegalReview@bpeasia.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP 29/F Alexandra House 18 Chater Road
Central, Hong Kong
Attention:	Tim Gardner, Esq.
William Welty, Esq.

E-mail:	tim.gardner@weil.com
william.welty@weil.com

[Signature Page to Securities Purchase Agreement]